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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

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[X] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              COMSAT CORPORATION
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                                                               Betty C. Alewine
LOGO                                                                  President
                                                        Chief Executive Officer
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                                                         6560 Rock Spring Drive
                                                             Bethesda, MD 20817
                                                         Telephone 301 214 3000

                                                           April 30, 1997
Dear Fellow COMSAT Shareholder:

  Last July, I was elected President and CEO of your Company. Now, as then, my top priority is to enhance value for all COMSAT shareholders. To achieve our goal, we are repositioning COMSAT for the future, focusing on its strengths and shedding those parts that are incompatible with a new and revitalized COMSAT. We are making great progress in our efforts to strengthen your Company.

 . Last month, we announced our new strategic plan designed to focus your Company on its core strengths in international telecommunications services and technology. We firmly believe that this path will enhance value for all of our shareholders.

 . Last week, we filed for non-dominant status with the FCC. When approved, this status will dramatically enhance our ability to compete with other satellite companies.

 . And, we renewed our commitment to communicate regularly with shareholders.
   In recent weeks, our senior management has visited with many shareholders and members of the investment community to discuss our new strategy and to answer questions.

  As part of that commitment, we want to keep you informed about key aspects of the strategic plan. We also want to tell you about some important challenges we face. Two New York-based shareholders--a speculative investor and an arbitrageur--have threatened what undoubtedly will be a costly and very disruptive proxy contest. They may seek your support in their effort to take control of your Company, and we believe that effort is directly counter to your best interests.

                            COMSAT'S STRATEGIC PLAN

  FIRST, WE ARE VERY ENTHUSIASTIC ABOUT OUR STRATEGY; WE ARE CONVINCED THAT IT IS THE MOST EFFECTIVE WAY TO ENHANCE THE VALUE OF YOUR COMSAT SHARES, NOW AND OVER THE LONGER TERM. The new strategic plan builds upon our core communications business. It includes the divestiture of Ascent, our entertainment business, either through its sale or tax-free spin-off to shareholders; the sale of COMSAT RSI, our manufacturing subsidiary; and the sale of other non-core assets. THESE ACTIONS WILL STRENGTHEN OUR BALANCE SHEET, REDUCE DEBT AND, MOST SIGNIFICANTLY, REALLOCATE CAPITAL TO THE HIGH-GROWTH OPPORTUNITIES IN OUR PRIMARY BUSINESSES.
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  As part of this plan, last week we filed with the FCC to end COMSAT's
"dominant carrier" status, a designation that regulates our rates and caps our profitability. This regulation is simply no longer appropriate in this new era of numerous international telecommunications alternatives. In addition, we are pressing for privatization of the video and new services portion of INTELSAT. Privatization would enable COMSAT to maximize the value of your interest in the world's largest satellite system.

  Implementation of the strategic plan will leave COMSAT well positioned for the future, with ownership in two global satellite systems, state-of-the-art technology, a strong and experienced management team, and a significant presence in the fastest growing communications markets in the world.

  As we reposition COMSAT for future growth, the Board of Directors recognized that it must, for the immediate future, reduce dividends. Accordingly, the Board declared a quarterly dividend of five cents per share payable on June 9, 1997, to shareholders of record on May 9, 1997. This action is fiscally prudent and establishes a payout ratio that we can sustain in the near-term while we move forward with our plans.

  Soon, you will receive COMSAT's 1996 annual report, which elaborates on our core businesses and strengths. We encourage you to give it careful attention.

                        THE DISSIDENTS DON'T UNDERSTAND
                            COMSAT OR ITS BUSINESS

  Unfortunately, a group of dissident shareholders, led by Herbert Denton, an advisor to speculative investors, and Guy Wyser-Pratte, an arbitrageur, have threatened a wasteful and disruptive proxy contest. THEIR STATED GOAL IS TO TAKE CONTROL OF YOUR COMPANY.

  MESSRS. DENTON AND WYSER-PRATTE, ALTHOUGH SEEMINGLY IN AGREEMENT WITH THE VAST MAJORITY OF THE ELEMENTS IN OUR STRATEGIC PLAN, HAVE ATTACKED THE COMPANY BASED ON ERRONEOUS CONCLUSIONS ABOUT COMSAT'S STRATEGY AND PERFORMANCE. THE DISSIDENTS ALSO DRAW ERRONEOUS CONCLUSIONS ABOUT COMSAT'S BOARD, AND THEY DISPLAY A SIGNIFICANT MISUNDERSTANDING OF COMSAT AND ITS BUSINESS. FOR
EXAMPLE:

 . The dissidents criticize the Board for a "lack of commercial management experience." They are wrong. Seven of the 11 elected non-employee Board members have public-company senior management experience, consistent with the peer group to which the dissidents compare COMSAT. Given COMSAT's unique nature, with its statutory obligations under U.S. law and its high level of regulation by the FCC, it is well served by also having Board members with experience in government and business.

 . The dissidents criticize the Company's commitment to expand COMSAT
   International, which provides satellite-based network services in emerging markets. This business, still in the early development stage, has grown significantly, from revenues of $2 million in 1992 to $58 million in 1996. Rather than being a cash drain, as they assert, it will become
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   operating cash-flow positive in 1997. It is not the speculative venture-
   capital investment they want you to believe. In fact, the majority of capital invested at COMSAT International is based on signed customer contracts. We have current long-term revenue commitments of more than $240 million. We are convinced that this business will generate significant returns and provide the Company with its greatest vehicle for growth and value creation. Moreover, it is a natural extension of COMSAT's capabilities in satellite transmission--making optimal use of our outstanding reputation, customer relationships and technological know-how.

 . The dissidents question our decision to pursue a tax-free spin-off of Ascent to shareholders. The fact is, in the absence of an opportunity to sell Ascent on terms that deliver appropriate shareholder value, this approach preserves Ascent's upside potential, gives shareholders discretion over the future of their investment in Ascent, and avoids the possibility of double taxation.

 . The dissidents accuse COMSAT of a "delay" in pursuing non-dominant status.
   To the contrary, COMSAT has aggressively pursued regulatory reform at the FCC since 1992. In the meantime, we achieved several meaningful rulings which, coupled with the advent of increased competition, have set the stage for the FCC to act favorably on our current petition to deregulate COMSAT. Your management team has designed a strategy to achieve this result.

  WE CAUTION OUR SHAREHOLDERS ABOUT THE OBJECTIVES OF THESE SPECULATIVE INVESTORS, WITH THEIR RECORDS OF WAGING OR THREATENING TO WAGE PROXY CONTESTS AGAINST NUMEROUS OTHER COMPANIES. We seriously question their purpose, as should you, and we strongly believe that any proxy contest would be long, costly and highly disruptive of our efforts to implement our strategic plan. WE ARE FIRMLY CONVINCED THAT THIS CORPORATION, UNDER NEW MANAGEMENT LEADERSHIP AND WITH A NEW STRATEGIC PLAN, IS PURSUING THE MOST EFFECTIVE COURSE OF ACTION FOR ALL SHAREHOLDERS. THIS MANAGEMENT TEAM HAS THE ESSENTIAL BUSINESS, TECHNICAL AND REGULATORY EXPERIENCE FOR THE CONTINUED SUCCESS OF YOUR COMPANY. Our success in implementing this plan will enhance the value of your investment.

  We have embarked upon a new era at COMSAT, focused on businesses that serve the growing demand for telecommunications. We pledge to you our commitment to increase shareholder value. As we implement our strategic business plan, we ask for your continued support.

Sincerely,

LOGO

Betty C. Alewine
President and Chief Executive Officer
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  COMSAT Corporation ("COMSAT") and certain persons named below may be deemed to be "participants" in a proxy solicitation within the meaning of Regulation 14A under the Securities Exchange Act of 1934. The participants in this solicitation may include the directors of COMSAT (Betty C. Alewine, Lucy Wilson Benson, Edwin I. Colodny, Lawrence S. Eagleburger, Neal B. Freeman, Arthur Hauspurg, Caleb B. Hurtt, Peter S. Knight, Peter W. Likins, Howard M. Love, Charles T. Manatt, Robert G. Schwartz, and Dolores D. Wharton); the following executive officers of COMSAT (Janet L. Dewar, Allen E. Flower, Paul
G. Pizzani and Warren Y. Zeger); and the following other employees of COMSAT (Gary S. Sharpe and Charles H. Taylor, Jr.). As of March 1, 1997, Betty C. Alewine, Allen E. Flower and Warren Y. Zeger beneficially owned 321,301 shares, 70,276 shares and 179,979 shares of COMSAT, respectively (including shares subject to stock options exercisable within 60 days). The remaining participants do not beneficially own, individually or in the aggregate, in excess of 1% of COMSAT's equity securities.